IRONBRIDGE FUNDS, INC. ARTICLES SUPPLEMENTARY TO
ARTICLES OF INCORPORATION

IronBridge Funds, Inc., a Maryland corporation, having its principal office in the State of Maryland in Baltimore, Maryland (hereinafter called the "Corporation"),  hereby certifies to the State Department of Assessments and Taxation of Maryland, that:

FIRST:            Prior to the classification and designation of the unissued shares set forth herein, the Corporation had the authority to issue one billion (1,000,000,000) shares, one cent ($0.01) par value per share, and of the aggregate par value of ten million dollars ($10,000,000), of which two hundred twenty five million (325,000,000) shares had been classified and designated as follows: (a) fifty million (50,000,000) shares designated and classified as the lronBridge Small Cap Fund; (b) seventy five million (75,000,000) shares designated and classified as the IronBridge SMID Cap Fund; (c) fifty million (50,000,000) shares designated and classified as the IronBridge Global Fund; (d) fifty million (50,000,000) shares designated and classified as the IronBridge Large Cap Fund; (e) fifty million (50,000,000) shares designated and classified as the IronBridge Horizon Fund; and (f) fifty million (50,000,000) shares designated and classified as the IronBridge Skyline Fund.

SECOND:       The board of directors of the Corporation, at a meeting convened and held on August 23, 2012, duly adopted resolutions: (a) reducing the total shares designated and classified as the IronBridge Horizon Fund from fifty million (50,000,000) to twenty five million (25,000,000); (b) reducing the total shares designated and classified as the IronBridge Skyline Fund from fifty million (50,000,000) to twenty five million (25,000,000); and (c) re-classifying (i) twenty five million (25,000,000) unissued shares of the par value of one cent ($0.01) per share of the Corporation previously allocated to the IronBridge Horizon Fund, and (ii) twenty five million (25,000,000) unissued shares of the par value of one cent ($0.01) per share of the Corporation previously allocated to the IronBridge Skyline Fund, to be designated and classified as shares of the IronBridge SMID Cap Fund, in each case be setting before the issuance of such  shares, the preferences, rights, voting powers, restrictions, limitations as to dividends, qualification or terms of redemption of, and the conversion or other rights, thereof as hereinafter set forth. Such resolution was adopted in accordance with Section 2-105(c) of the Maryland General Corporation Law, establishing and increasing the number of shares of stock of such classes noted above, which the Corporation has the authority to issue as reflected in these Articles Supplementary.

THIRD:           A description of the shares so classified with the preferences, conversions and other rights, voting powers, restrictions, limitations as to dividends,  qualifications and  terms  and  conditions of redemption as  set  by  the  board  of  directors   of  the Corporation is set forth in the Articles of Incorporation of the Corporation, as the same may have  been amended or supplemented prior to the date hereof, and  is set  forth as follows:

5.5     Classes and Series- General. The relative preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of each class or series of stock of the Corporation shall be as follows, unless otherwise provided in Articles Supplementary hereto:

(a)       Assets Belonging to Class or Series.   All consideration received by the Corporation for the issue or sale of stock of a particular class or series, together with all assets in which such consideration is invested or reinvested, all income, earnings, profits and proceeds thereof, including any proceeds derived from the sale, exchange or liquidation of such assets, and any funds or payments derived from any reinvestment of such proceeds in whatever form the san1e may be, shall irrevocably belong to that class or  series for all  purposes, subject only to the  rights of creditors, and shall be so recorded on the books of account of the Corporation.  Any assets, income, earnings, profits or proceeds thereof, funds or payments which are not readily attributable to a particular class or series shall be allocated to and among any one or more series or classes in such manner and on such basis as the Board of Directors, in its sole discretion, shall deem fair and equitable, and items so allocated to a particular series or class shall belong to that series or class.  Each such allocation shall be conclusive and binding upon the stockholders of all classes and series for all purposes.

(b)       Liabilities  Belonging  to  Class  or  Series.     The  assets belonging to each class or series shall be charged with the liabilities of the Corporation in respect of that class or series and with all expenses, costs, charges and reserves attributable to that class or series and shall be so recorded on the books of account of the Corporation.   Any general liabilities, expenses, costs, charges or reserves of the Corporation which are not readily identifiable as belonging to any particular class or series shall be allocated and charged to and among any one or more of the classes or  series in such manner and on such  basis as the Board of Directors in its sole discretion deems fair and equitable, and any items so allocated to a particular class or series shall be charged to, and shall be a liability belonging to, that class or series.  Each such allocation shall be conclusive and binding upon the stockholders of all classes and series for all purposes.

(c)       Income. The Board of Directors shall have full discretion, to the extent not inconsistent with the general laws of the State of Maryland or the 1940 Act, to determine which items shall be treated as income and which items shall be treated as capital.    Each such determination shall be conclusive and binding.

(d)      Dividends and Distributions. The holders of each class or series of capital stock of record as of a date determined by the Board of Directors from time to time shall be entitled, from funds or other assets legally available therefor, to dividends and distributions, including distributions of capital gains, in such amounts and at such times as may be determined by the Board of Directors. Any such dividends or distributions may be declared payable in cash, property or shares of the class or series, as determined by the Board of Directors or pursuant to a standing resolution or program adopted or approved by the Board of Directors. Dividends and distributions may be declared with such frequency, including daily, as the Board of Directors may determine and in any reasonable manner, including by standing resolution, by resolutions adopted only once or with such frequency as the Board of Directors may determine, or by formula or other similar method of determination, whether or not the amount of the dividend or distribution so declared can be calculated at the time of such declaration. The Board of Directors may establish payment dates for such dividends and distributions on any basis, including payment that is less frequent than the effectiveness of such declarations. The Board of Directors shall have the discretion to designate for  such dividends and distributions amounts sufficient to enable  the Corporation or  any class or series thereof to qualify as  a  "regulated investment company" under the Internal Revenue Code of 1986 or any successor or comparable statute, and regulations promulgated thereunder (collectively, the "IRC"), and to avoid liability of the Corporation or any class or series for Federal income tax in respect of a given year and to make other appropriate adjustments in connection therewith.  Nothing in the foregoing sentence shall limit the authority of the Board of Directors to designate greater or lesser amounts for such dividends or distributions. The amounts of dividends and distributions declared and paid with respect to the various classes or series of capital stock and the timing of declaration and payment of such dividends and distributions may vary among such classes and series.

(e)       Tax  Elections.   The Board of Directors shall have the power, in its discretion, to make such elections as to the tax status of the Corporation or any series or class of the Corporation as may be permitted or required by the IRC without the vote of stockholders of the Corporation or any series or class.

(f)        Liquidation.   The Board of Directors may to the fullest extent permissible by applicable law and without shareholder approval, liquidate or dissolve any class or series of the Corporation's shares. In the event of the liquidation or dissolution of the Corporation, or of a class or series thereof when there are shares outstanding of the Corporation or of such class or series, as applicable, the stockholders of such, or of each class or series, as applicable, shall be entitled to receive, when and as declared by the Board of Directors, the excess of the assets of that class or series over the liabilities of that class or series, determined as provided herein and including assets and liabilities allocated pursuant to sections (a) and (b) of this Article 5.5.  Any such excess amounts will be distributed to each stockholder of the applicable class or series in proportion to the number  of  outstanding shares of that class or series held by that stockholder and recorded on the books of the Corporation.  Subject to the requirements of applicable law, dissolution of a class or series may be accomplished by distribution of assets to stockholders of that class or series as provided herein, by the transfer of assets of that class or series to another class or series of the Corporation, by the exchange of shares of that class or series for shares of another class or series of the Corporation, or in any other legal manner.

(g)      Voting Rights.   On each matter submitted to a vote of stockholders, each holder of a share of capital stock of the Corporation shall be entitled to one vote for each full share, and a fractional  vote for each fractional share of stock standing in such holder's  name on the books of the Corporation, irrespective of the class or series thereof, and all shares of all  classes and series shall vote together as a single class, provided that (a) when the Maryland General Corporation Law or the 1940 Act requires that a class or series vote separately -with respect to a given matter, the separate  voting  requirements  of  the  applicable  law  shall  govern  with respect to the affected class and/or series and other classes and series shall vote as a single class and (b) unless otherwise required by those laws, no class or series shall vote on any matter which does not affect the interest of that class or series.

(h)       Quorum.  The presence in person or by proxy of the holders of one-third  of the shares of stock of the Corporation entitled to vote, without regard to class or series, shall constitute a quorum at any meeting of the stockholders, except with respect to any matter which. under applicable statutes or regulatory requirements, requires approval by a separate vote of one or more classes or series of stock, in which case the presence in person or by proxy of the holders of one-third of the shares of stock of each class or series required to vote as a class on the  matter shall constitute a quorum.  If at any meeting of the stockholders there shall be less than a quorum present, the stockholders present at such meeting may, without further notice, adjourn the same from time to time until a quorum shall be present.

(i)        Equality.  Each share of each series or class shall be equal to each other share of that class or series and shall represent an equal proportionate interest in the assets belonging to that series or class, subject to the liabilities belonging to that series or class.  The Board of Directors may  from  time to  time divide or  combine  the shares  of  any  particular series or class into a greater or lesser number of shares of that series or class without thereby changing the proportionate beneficial interest in the assets belonging to that series or class or in any way affecting the rights of shares of any other series or class.

(j)        Conversion or Exchange Rights.   Subject to compliance with the requirements of the 1940 Act, the Board of Directors shall have the authority to provide that holders of shares of any series or class shall have the right to convert or exchange such shares into shares of one or more other series or classes in accordance with such requirements and procedures as may be established by the Board of Directors.

(k)       Change of Name.  The Board of Directors shall have the authority to change part or all of the name of any series created herein or hereafter.

5.6 Authorizing Vote. Notwithstanding any provision of the General Laws of the State of Maryland requiring for any purpose a proportion greater than a majority of the votes of all classes or series, the affirmative vote of the holders of a majority of the total number of shares of the Corporation, or of a class or series of the Corporation, as applicable, outstanding and entitled to vote under such circumstances pursuant to these Articles of Incorporation and the By-Laws of the Corporation shall be effective for such purpose, except to the extent otherwise required by the 1940 Act; provided that, to the extent consistent with the general laws of the State of Maryland and other applicable law, the By-Laws may provide for authorization to be by the vote of a proportion less than a majority of the votes of the Corporation, or of a class or series.

5.7      Preemptive Rights.  No stockholder of the Corporation shall be entitled as of right to subscribe for, purchase or otherwise acquire any shares of any classes or series, or any other securities of the Corporation which the Corporation proposes to issue or sell, and any or all of such shares or securities of the Corporation, whether now or hereafter authorized or created, may be issued, or may be reissued or transferred if the same have been reacquired, and sold to such persons, firms, corporations and associations, and for such lawful consideration, and on such terms as the Board of Directors in its discretion may determine, without first offering the same, or any thereof, to any said stockholder.

5.8      Redemption.

(a)       The Board of Directors shall authorize the Corporation, to the extent it has funds or other property legally available therefor and subject to such reasonable conditions as the directors may determine, to permit each holder of shares of capital stock of the Corporation, or of any class or series, to require the Corporation to redeem all or any part of the shares standing in the name of such holder on the books of the Corporation, at the applicable redemption price of such shares (which may reflect such fees and charges as the Board of Directors may establish from time to time) determined in accordance with procedures established by the Board of Directors of the Corporation from time to tin1e in accordance with applicable law.

(b)        Without limiting the generality of the foregoing, the Board of Directors may authorize the Corporation, at its option and to the extent permitted by and in accordance with the conditions of applicable law, to redeem stock of the Corporation, or of any class or series, owned by any stockholder under circumstances deemed appropriate by the Board of Directors in its sole discretion from time to time, such circumstances including but not limited to (1) failure to provide the Corporation with a tax identification number and (2) failure to maintain ownership of a specified minimum number or value of shares of any class or series of stock of the Corporation, such redemption to be effected at such price, at such time and subject to such conditions as may be required or permitted by applicable law.

(c)       Payment for redeemed stock shall be made in cash unless, in the opinion of the Board of Directors, which shall be conclusive, conditions exist which make it advisable for the Corporation to make payment wholly or partially in securities or other property or assets of the class or series of the shares being redeemed.   Payment made wholly or partially in securities or other property or assets may be delayed to such reasonable extent, not .inconsistent with applicable law, as is reasonably necessary under the circumstances.   No stockholder shall have the right, except  as  determined  by  the  Board  of  Directors,  to  have  his  shares redeemed in such securities, property or other assets.

(d)       All rights of a stockholder with respect to a share redeemed, including the right to receive dividends and distributions with respect to such share, shall cease and determine as of the time as of which the  redemption price to be paid for such shares shall be fixed, in accordance with applicable law, except the right of such stockholder to receive payment for such shares as provided herein.

(e) Notwithstanding any other provision of this Article 5.8, the Board of Directors may suspend the right of stockholders of any or all classes or series of shares to require the Corporation to redeem shares held by them for such periods and to the extent permitted by, or in accordance with, the 1940 Act. The Board of Directors may, in the absence of a ruling by a responsible regulatory party, terminate such suspension at such time as the Board of Directors, in its discretion, shall deem reasonable, such determination to be conclusive.

(f)        Shares of any class or series which have been redeemed shall constitute authorized but unissued shares subject to classification and reclassification as provided in these Articles of Incorporation.

5.9      Repurchase of Shares.  The Board of Directors may by resolution from  time to time authorize the Corporation to purchase or otherwise acquire, directly or through an agent, shares of any class or series of its outstanding stock upon such terms and conditions and for such consideration as permitted by applicable law and determined to be reasonable by the Board of Directors and to take all other steps deemed necessary in connection therewith. Shares so purchased or acquired shall have the status of authorized but unissued shares.

5.10    Valuation.   Subject to the requirements of  applicable law, the Board of Directors may, in its absolute discretion, establish the basis or method, timing and frequency for determining the value of assets belonging to each class or series and for determining the net asset value of each share of each class or series for purposes of sales, redemptions, repurchases or otherwise.  Without limiting the foregoing, the Board of Directors may determine that the net asset value per share of any class or series should  be maintained at  a  designated constant  value and  may establish procedures, not inconsistent with applicable law, to accomplish that result.  Such procedures may include a requirement, in the event of a net loss with respect to the particular class or series from time to time, for automatic pro rata capital contributions from each stockholder of that class or series in amounts sufficient to maintain the designated constant share value.

5.11    Certificates. Subject to the requirements of the Maryland General Corporation Law, the Board of Directors may authorize the issuance of some or all of the shares of any or all classes or series without certificates and may establish such conditions as it may determine in connection with the issuance of certificates.

5.12    Shares Subject to Articles and By-laws.   All persons who shall acquire shares of capital stock in the Corporation shall acquire the same subject to the provisions of these Articles of Incorporation and the By Laws of the Corporation, as each may be amended, supplemented and/or restated from time to time.

FOURTH:      Immediately following the classification and designation of  the shares discussed in  paragraph SECOND hereof, the Corporation shall continue to have the authority to issue one billion (1,000,000,000) shares, one cent ($0.01) par value per share, and of the aggregate par value of ten million dollars ($10,000,000), of  which three hundred twenty five million (325,000,000) shares shall have been classified and designated as follows:

Fund	Number of Authorized Shares

IronBridge Frontegra Small Cap Fund	50,000,000
IronBridge Frontegra SMID Fund	125,000,000
IronBridge Frontegra Global Fund	50,000,000
IronBridge Large Cap Fund	50,000,000
IronBridge Horizon Fund	25,000,000
IronBridge Skyline Fund	25,000,000

FIFTH:            The shares of aforesaid have been duly designated and classified  by the board of directors of the Corporation pursuant to Article V, Section 5.4 of the Articles of Incorporation of the Corporation, as the same may have been amended or supplemented prior to the date hereof.

SIXTH:           The Corporation is registered as an open-end investment company  with the U.S. Securities and Exchange Commission under the Investment Company  Act of 1940, as amended.

SEVENTH:     The Articles Supplementary to the Articles of Incorporation of the Corporation shall become effective immediately upon the acceptance hereof by the State Department of Assessments and Taxation of the State of Maryland.

[Signature page immediately  follows]

IN  WITNESS  WHEREOF,  IronBridge  Funds,  Inc.,  has  caused  these  presents  to  be signed in its name and on its behalf by its Vice President and witnessed by its Secretary on August 24, 2012.

IRONBRIDGE FUNDS, INC.

By:/s/ Ty M. Baird
Ty M. Baird, its Vice President

          Witness:
By:  /s/ John G. Davis
John G. Davis, Secretary

THE UNDERSIGNED, Vice President of IRONBRIDGE FUNDS, INC., who executed on behalf of said Corporation the foregoing Articles Supplementary to the Articles of Incorporation of said Corporation, of  which this certificate is made a part, hereby acknowledges, in the name and on behalf of said Corporation, the foregoing Articles Supplementary to the Articles of Incorporation of the Corporation to be the corporate act of said Corporation, and further certifies that, to the best of his or her knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

DATED:                    August 24, 2012
By:  /s/ Ty M. Baird
Ty M. Baird, Vice President